Exhibit 99(b)

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213

Press Release

CONTACT: Michael A. Steeves, Director of Investor Relations
Coeur d’Alene Mines Corporation, (208) 769-8155

PR02:14

COEUR COMPLETES PREVIOUSLY ANNOUNCED
FINANCING TRANSACTION

     COEUR D’ALENE, Idaho — June 3, 2002 — Coeur d’Alene Mines Corporation (NYSE:CDE) announced today that it has closed the previously announced financing in which it privately issued $21.5 million principal amount of a new series of 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (“New Series Notes”) for net proceeds of $16.0 million. Furthermore, the Company, in accordance with its obligations to the purchasers of the New Series Notes, is filing today a Registration Statement on Form S-3 with the Securities and Exchange Commission to register the New Series Notes and the shares of Common Stock issuable upon conversion thereof for resale under the Securities Act of 1933. The shares of Common Stock issuable upon conversion of the New Notes have been approved for listing on the New York Stock Exchange (NYSE).

     Proceeds from the transaction will be used to retire the outstanding $9.4 million of 6% Convertible Subordinated Debentures due June 10, 2002 and for general corporate purposes. The New Series Notes were issued on similar terms, subject to certain contingent provisions, as the Company’s currently outstanding 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003.

     Coeur is a leading low-cost international silver producer, as well as a significant producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Chile, Argentina and Bolivia. For more information, visit Coeur’s website at www.coeur.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements relating to the Company’s future transactions affecting its liquidity and capital resources. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.